U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 28, 2006

AMERICHIP INTERNATIONAL, INC.
(Exact name of registrant as specified in charter)

Nevada	000-33127	98-0339467
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

9282 General Drive, Suite 100, Plymouth, MI	48170-4607
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (905) 898-2646

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

To provide funding to complete the KSI transaction and to provide general working capital, Americhip International, Inc. (the “Company”) has offered for sale, solely to accredited investors, shares of its restricted common stock, at $0.025 per share, in order to raise up to $900,000. As of December 28, 2006, the Company has raised $485,000 through the sale, at $0.025 per share, of 19,400,000 shares of its restricted common stock.

In addition, the Company has raised $100,000 from the sale to a single accredited investor of a convertible debenture in the principal amount of $100,000 before discount and loan fees of 6% of the principal amount plus the sale of 240,000 shares of its restricted common stock. Under terms of the convertible debenture, the Company will pay monthly interest at the rate of 18% per annum with unpaid principal and accrued interest being due and payable in full on February 1, 2008. The holder of the convertible debenture can, at his option and election, convert all or a portion of the unpaid principal and accrued interest into shares of the Company’s common stock at a conversion price of $0.10 per share.

The shares of the Company’s restricted common stock and the convertible debenture were sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and Rules 505 and/or 506 of Regulation D thereunder, and/or Section 4(6) of the Act, as a transaction not involving a public offering. Each investor represented that he acquired the securities for investment purposes only and not with a view to the sale or distribution thereof and an appropriate investment legend will be affixed to the share certificate and convertible debenture issued to each investor. Each of the investors is an accredited investor as defined in Rule 501 of Regulation D promulgated under the Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICHIP INTERNATIONAL INC.

By:  /s/ Marc Walther

Marc Walther
President and Chief Executive Officer

Date: January 29, 2007